Exhibit 99.1

FOR IMMEDIATE RELEASE	4714 Gettysburg Road Mechanicsburg, PA 17055 NYSE Symbol: SEM

Select Medical Holdings Corporation Acquired by Consortium Led by Robert A. Ortenzio, Martin F. Jackson, and WCAS

MECHANICSBURG, PENNSYLVANIA, June 30, 2026 -- Select Medical Holdings Corporation (the “Company” or “Select Medical,” “we,” “us,” or “our”) (NYSE: SEM) today announced the completion of its acquisition by an entity affiliated with a consortium led by Robert A. Ortenzio, Executive Chairman, Co-Founder and Director of Select Medical, Martin F. Jackson, Senior Executive Vice President of Strategic Finance and Operations of Select Medical, and Welsh, Carson, Anderson & Stowe (“WCAS” and, together with Mr. Ortenzio and Mr. Jackson, the “Consortium”) pursuant to the terms of the Agreement and Plan of Merger, dated as of March 2, 2026 (the “Merger Agreement”).

The Company filed a Certificate of Merger, pursuant to which the acquisition will become effective as of July 1, 2026 at 12:01 am. The previously announced purchase price of $16.50 per share represents a premium of approximately 18% over Select Medical’s unaffected share price as of November 24, 2025, the last trading day prior to a publicly disclosed proposal being submitted by Mr. Ortenzio to the Company’s Board of Directors, and a premium of approximately 25% over Select Medical’s 90-day volume-weighted average closing share price for the period ending on that date, and values the Company at approximately $3.9 billion.

With the completion of the acquisition, Select Medical’s common stock will cease trading and Select Medical will no longer be listed on the New York Stock Exchange as of July 1, 2026. The Consortium maintains effective and operational control of the Company and its subsidiaries and now has a majority of the economic interest in the Company.

Select Medical’s current officers, including Mr. Ortenzio and Mr. Jackson, will continue to lead the business in their respective roles following the closing.

Select Medical’s stockholders, including the unaffiliated stockholders, voted to approve the transaction at our Special Meeting of Stockholders on June 26, 2026.

Advisors

J.P. Morgan and Wells Fargo are serving as joint lead arrangers and joint lead bookrunners in connection with the committed debt financing of the Consortium. Goldman Sachs is serving as the exclusive financial advisor, and Skadden, Arps, Slate, Meagher & Flom LLP is serving as legal counsel to the Special Committee of disinterested and independent directors of the Board of Directors of the Company. Dechert LLP is serving as legal counsel to Select Medical. Wells Fargo and J.P. Morgan are serving as financial advisors, and Cravath, Swaine & Moore LLP is serving as legal counsel to the Consortium. Barclays is serving as financial advisor, and Ropes & Gray LLP is serving as legal counsel to WCAS. Paul Hastings LLP is serving as legal counsel to the debt financing sources.

About Select Medical

Select Medical is one of the largest operators of critical illness recovery hospitals, rehabilitation hospitals, and outpatient rehabilitation clinics in the United States based on number of facilities. Select Medical’s reportable segments include the critical illness recovery hospital segment, the rehabilitation hospital segment, and the outpatient rehabilitation segment. As of March 31, 2026, Select Medical operated 103 critical illness recovery hospitals in 28 states, 41 rehabilitation hospitals in 15 states, and 1,912 outpatient rehabilitation clinics in 37 states and the District of Columbia. At March 31, 2026, Select Medical had operations in 38 states and the District of Columbia. Information about Select Medical is available at www.selectmedical.com.

About WCAS

WCAS is a leading U.S. private equity firm focused on two target industries: technology and healthcare. Since its founding in 1979, the firm’s strategy has been to partner with outstanding management teams and build value for its investors through a combination of operational improvements, growth initiatives, and strategic acquisitions. The firm has raised and managed funds totaling over $33 billion of committed capital. For more information, please visit www.wcas.com.

Media inquiries:

Shelly Eckenroth

Senior Vice President, Chief Communications Marketing & Branding Officer

717-920-4035

seckenroth@selectmedical.com

Investor inquiries:

Robert S. Kido

Senior Vice President and Treasurer

717-972-1100

ir@selectmedical.com

SOURCE: Select Medical Holdings Corporation

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